Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES LEADERSHIP TRANSITION

FOR IMMEDIATE RELEASE

May 23, 2024

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) announced today that, effective immediately, its Board of Directors has named Catherine J. “Cassie” Boggs, Hecla’s current Chair of the Board, as Interim President and Chief Executive Officer. Ms. Boggs succeeds Phillips S. Baker Jr., who, after nearly 23 years of service, is retiring from the Company and stepping down from its Board. Ms. Boggs will continue to serve as Chair of the Board, and the Board also named Charles B. Stanley to serve as Lead Independent Director effective May 23, 2024, and for as long as Ms. Boggs serves as interim President and CEO.

As contemplated by Hecla’s existing management succession plan, Ms. Boggs will be assisted in managing the affairs of the Company by a committee comprised of Russell Lawlar, Senior Vice President – Chief Financial Officer, Carlos Aguilar, Vice President – Operations, and Mike Clary, Senior Vice President – Chief Administrative Officer.

Ms. Boggs said, “I am grateful for the opportunity to take on the role of Interim President and CEO during this time of growth and innovation for our company, and I look forward to working alongside Hecla’s team of experienced operators and executives as we continue to deliver on our plans to create long-term value for shareholders.”

Ms. Boggs continued, “I would like to thank Phil for his years of service and valued contributions to Hecla and the silver industry overall. The Board will immediately begin a search for a new Chief Executive, and we are confident that we will find the right, highly qualified individual to lead Hecla.”

Ms. Boggs concluded, “Hecla’s day-to-day mining operations will carry on unabated with the talented and dedicated staff we have at all our operations and at our headquarters. Senior management and I will continue to support and guide our operations and personnel throughout this leadership transition.”

Ms. Boggs has over 40 years of experience in the domestic and international mining space. Most recently, she served as General Counsel at Resource Capital Funds from 2011 until her retirement in 2019. Previously, she worked for Barrick Gold Corporation, serving in a variety of leadership roles, including as the Chief Executive Officer of Tethyan Copper Company, interim President of the African Business Unit, and as interim General Counsel of African Barrick Gold. She also has vast experience in due diligence, country and political risk assessments, and the structuring and implementation of risk mitigation strategies. Ms. Boggs is a director of Capital Limited (an international mining services company) since September 2021 and is an Adjunct Professor at the University of Denver, Sturm College of Law.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

For further information, please contact:

Anvita M. Patil, Vice President – Investor Relations and Treasurer

Cheryl Turner, Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla.com

Website: www.hecla.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com